Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Millennium Cell, Inc. for the registration of 5,348,277 shares of its common stock and to the incorporation by reference therein of our report dated February 6, 2004, with respect to the consolidated financial statements of Millennium Cell, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
November 3, 2004